Exhibit 99.1

NEWS RELEASE

CSL007011	6/12/07

Carlisle Companies Board of Directors Appoints David A. Roberts Chairman,
President and Chief Executive Officer Effective June 25, 2007

CHARLOTTE, NORTH CAROLINA, June 12, 2007. . . The Board of Directors of Carlisle Companies Incorporated (NYSE:CSL) announced today that it has appointed David A. Roberts as Chairman, President and Chief Executive Officer effective June 25, 2007.  Richmond D. McKinnish, Carlisle’s President  & CEO since February 2001, will relinquish his position and responsibilities upon Roberts joining Carlisle, but will assist Roberts as he assumes his new role.  McKinnish will continue to serve Carlisle as a board member through his current term which expires in April 2008.  Stephen P. Munn, Chairman of Carlisle since January 1994 and President and CEO from September 1988 to February 2001, will also relinquish his role as Chairman effective June 25, 2007.  Munn will continue to serve Carlisle as  Lead Director and member of the Executive Committee of the Board.  Munn commented “Rick and I are committed to providing Carlisle and its shareholders with an orderly transition of responsibilities.”

Roberts joins Carlisle from Graco Inc., where he most recently served as Chairman, President and Chief Executive Officer.  He joined Graco as President and CEO in June 2001.  During his tenure, Graco has grown to be recognized as a world leader in fluid handling systems and components.  Roberts has led Graco’s four divisions in many strategic acquisitions in the U.S. and Europe and has most recently opened a new manufacturing operation in China.  Prior to joining Graco, Roberts served as a Group Vice President for the Marmon Group where he managed 15 companies.  Roberts holds a BS in Technology from Purdue University and an MBA from Indiana University.  Roberts currently serves on the boards of Franklin Electric Company, Inc. and Arctic Cat, Inc.  McKinnish commented “Carlisle has seen significant growth and we are confident that David’s strong background and proven record will continue Carlisle’s history of growing businesses, making and integrating acquisitions and creating shareholder value.”

McKinnish joined Carlisle in May 1974 and served in leadership positions in many of Carlisle’s key operating units prior to his appointment as Executive Vice President in 1999, President in 2000 and CEO in 2001.  Speaking on behalf of the Board of Directors Munn said, “Rick’s commitment and contribution to Carlisle during his 33 years of service has been invaluable.”

Roberts commented, “I am honored that the Carlisle Board has chosen me to lead the Company after many successful years of leadership under Rick and Steve. They have positioned Carlisle for strong sales growth and industry leading returns in the future.  I look forward to working with the Board and the management team to continue to successfully implement the strategies developed under Steve’s and Rick’s tenure.”

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in global economic, business, competitive, market and regulatory factors. More detailed information about these factors is contained in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no duty to update forward-looking statements.

Carlisle is a diversified global manufacturing company serving the construction materials, commercial roofing, specialty tire and wheel, power transmission, heavy-duty brake and friction, heavy-haul truck trailer, refrigerated truck body, foodservice, aerospace, and test and measurement industries.

CONTACT:	Carol P. Lowe
Vice President and Chief Financial Officer
Carlisle Companies Incorporated
(704) 501-1100
http://www.carlisle.com